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                                                                    Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and the related Prospectus of ENVOY Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated March 5, 1998, except for Notes 1 and 4, as to which the date is April 29, 1998, with respect to the consolidated financial statements and schedule of ENVOY Corporation for the year ended December 31, 1997, included in its Amendment No. 1 to Current Report on Form 8-K/A dated May 5, 1998 filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
May 12, 1998